Exhibit 2.n.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Gladstone Capital Corporation:

We have audited the consolidated financial statements of Gladstone Capital Corporation (the “Company”) as of September 30, 2016 and 2015 and for each of the three years in the period ended September 30, 2016 and the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016 referred to in our report dated November 21, 2016 appearing in the accompanying registration statement (File No. 333-208637) on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended September 30, 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007 and 2006 (not presented herein) appearing under Item 8 of the Company’s 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007 and 2006 Annual Reports on Form 10-K, respectively, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Gladstone Capital Corporation for each of the years ended September 30, 2016, 2015, 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007 and 2006 appearing on page 49 of this form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

November 21, 2016